UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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K2 Inc. (Name of Registrant as Specified In Its Charter)

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2

To our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of K2 Inc. to be held at our main office, 5818 El Camino Real, Carlsbad, California 92008 on Thursday, May 12, 2005 at 8:00 a.m. (local time).

Details regarding the business to be conducted at the meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card.

Thank you for your ongoing support of, and continued interest in, K2.

Very truly yours,

RICHARD J. HECKMANN

Chairman and

Chief Executive Officer

Notice of Annual Meeting of Shareholders

May 12, 2005

To our Shareholders:

You are cordially invited to attend our Annual Meeting to be held at our main office, 5818 El Camino Real, Carlsbad, California 92008 on Thursday, May 12, 2005 at 8:00 a.m. (local time).

The Annual Meeting will be held for the following purposes:

1.	To elect three directors, each for a term of three years;

2.	To ratify the selection of Ernst & Young LLP as independent auditors for 2005; and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only shareholders of record of K2 Inc. common stock (NYSE: KTO) at the close of business on March 24, 2005 are entitled to notice of the meeting and to vote at the meeting or any postponements or adjournments thereof.

We hope you will attend the meeting. We urge you to fill out the enclosed proxy card and return it to us in the envelope provided whether or not you plan to attend the meeting. No additional postage is required. If you attend the meeting and wish to do so, you may vote your shares in person even if you have signed and returned your proxy card.

By Order of the Board of Directors,

MONTE H. BAIER

Vice President, General Counsel & Secretary

Carlsbad, California

April 21, 2005

Please date and sign the accompanying Proxy Card

and mail it promptly in the enclosed return envelope.

K2 INC.

5818 El Camino Real

Carlsbad, California 92008

Proxy Statement

The enclosed proxy is solicited by the Board of Directors (the “Board”) of K2 Inc. (“K2”) for use at our annual meeting of shareholders to be held at our main office, 5818 El Camino Real, Carlsbad, California 92008, on Thursday, May 12, 2005 at 8:00 a.m. (local time), and at any and all postponements and adjournments thereof. The proxy may be revoked at any time before it is exercised by delivering a written notice to the Corporate Secretary of K2 stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Corporate Secretary of K2 at our main office or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on March 24, 2005 will be entitled to notice of and to vote at the annual meeting. As of March 24, 2005, K2 had 46,812,023 outstanding shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about April 21, 2005.

Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business. However, shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote (i.e., the nominees receiving the greatest number of votes will be elected). Each of the other matters scheduled to come before will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such approval or ratification.

PROPOSAL 1

Election of Directors

Under the Certificate of Incorporation of K2, the Board is divided into three classes, each having a three-year term, with only one class being elected each year. The Board currently consists of eleven members. Three of the four directors whose term expires in 2005, Alfred E. Osborne, Dan Quayle and Edward F. Ryan, have been nominated for reelection for a new term of three years until their successors are duly elected and qualified and have agreed to serve if reelected. Pursuant to K2’s retirement age requirement as described in K2’s Principles of Corporate Governance attached to this proxy statement as Annex A, Jerry E. Goldress will not seek a nomination for reelection. While the Board has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy.

In February 2003, K2 entered into an arrangement concerning the nomination for election of members to the Board. In connection with K2 issuing $25 million of convertible subordinated debentures to k1 Ventures Limited, a Singapore-based investment company, K2 agreed that so long as $12.5 million in aggregate principal amount of the debentures is outstanding, k1 Ventures Limited had the right to appoint one member to the Board, subject to approval of the Board. However, on November 10, 2004, k1 Ventures Limited transferred the debentures to Credit Suisse First Boston, but its right to appoint one member to the Board was terminated upon transfer.

Certain information concerning the nominees and each director whose term of office will continue after the 2005 annual meeting is set forth below:

The Board recommends that shareholders vote “FOR” each of the persons nominated by the Board.

Nominees for Election at the Annual Meeting

For Term of Office Expiring in 2008

ALFRED E. OSBORNE, JR.	Director since 1999

Dr. Osborne, 60, is the Senior Associate Dean in the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor since 1972 and has served the school in various capacities over the years. Currently, he also serves as the Faculty Director of the Harold Price Center for Entrepreneurial Studies at UCLA, which he founded 16 years ago. Dr. Osborne is a member of the Board of Directors of Nordstrom, Inc. and Equity Marketing, Inc. Dr. Osborne also serves as a trustee of the WM Group of Funds and is a director of First Pacific Advisors’ Capital, Crescent and New Income Funds. Dr. Osborne was educated at Stanford University, where he earned a B.S. in Electrical Engineering, an MBA in Finance, an MA in Economics and a Ph.D. in Business Economics.

DAN QUAYLE	Director since 2001

Mr. Quayle, 58, was the 44th Vice President of the United States from 1989 to 1993. He was elected Vice President with George H. W. Bush. He served as Member of Congress from 1977 to 1981 and U.S. Senator from 1981 to 1989. Upon leaving office, he co-founded Circle Investors in 1993, which has been sold. Vice President Quayle has authored three books, including Standing Firm, which was on the NY Times bestseller list for 15 weeks. Currently, he is Chairman, Cerberus Global Investments, New York, where he has worked since 2000. In addition, Vice President Quayle is a member of the Board of Directors of Aozora Bank in Tokyo.

EDWARD F. RYAN	Director since 2003

Mr. Ryan, 48, has served as the President of Entrepreneurial Financial Resources, Inc., a collection of manufacturing companies since 1998 and was the Chief Executive Officer and President of Code 3/Public Safety Equipment Inc. from 1995 to 1998. Mr. Ryan is also a former member of the board of directors of Rawlings which K2 acquired in March 2003. Pursuant to the agreement and plan of merger to acquire Rawlings, K2 agreed that its Board of Directors would expand the class of Directors of K2 expiring in 2005 by one board member and that K2 would fill such vacancy by a nominee named by the board of directors of Rawlings.

Directors Continuing in Office For Term of Office Expiring in 2007

WILFORD D. GODBOLD, JR.	Director since 1998

Mr. Godbold, 67, is a private investor. He retired as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, where he served in that position from 1984 to August 1998. For the two prior years, he served as chief operating officer of ZERO Corporation. From 1966 through 1982, he practiced law as an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973, where his focus was acquisitions, mergers and public financings. Mr. Godbold serves as a member of the board of directors of Sempra Energy, an energy company, the subsidiaries of which include Southern California Gas Company and San Diego Gas & Electric Co. He also serves as a director of Learning Tree International, an international provider of educational programs, and served as a Trustee of The Wellness Community, a provider of free psychological and social help to people with cancer, until March 2004.

LOU L. HOLTZ	Director since 2001

Mr. Holtz, 68, recently retired as the head football coach of the University of South Carolina. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at the University of North Carolina from 1972 to 1975 and three seasons at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of the New York Times best-selling book, The Fighting Spirit.

ANN MEYERS	Director since 2005

Ms. Meyers, 50, was a four-time All-American in women’s basketball at the University of California at Los Angeles, and led the team to the 1978 Championship of the Association of Intercollegiate Athletics for Women, which later merged into the National Collegiate Athletic Association. Ms. Meyers was a member of the 1976 United States Olympic team, and in 1978 was the first player drafted in the Women’s Professional Basketball League and was Most Valuable Player of the league in 1979 and 1980. In 1979, Meyers became the only woman to sign as a free agent to a team in the National Basketball Association, the Indiana Pacers. Ms. Meyers is a member of the National Basketball Hall of Fame, the Women’s Sports Hall of Fame, and the first woman to be inducted into the UCLA Hall of Fame. Ms. Meyers began a broadcasting career in 1979 and since 1983, Ms. Meyers has been a television sports analyst for ESPN for various events, including collegiate basketball, volleyball and softball games. Ms. Meyers worked as a broadcaster for the Olympic Games held in 1984, 2000 and 2004. Since 1997, Ms. Meyers has also been a sports announcer and analyst for the Women’s National Basketball Association for ESPN, ABC Sports and NBC.

Directors Continuing in Office For Term of Office Expiring in 2006

RICHARD J. HECKMANN	Director since 1997

Mr. Heckmann, 61, has been Chief Executive Officer of K2 since October 2002 and Chairman of the Board since April 2000. Mr. Heckmann has been a director of MPS Group, Inc. since April 2003, and served as a director of Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of U.S. Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the founder and Chairman of the board of Tower Scientific Corporation.

ROBIN E. HERNREICH	Director since 2000

Mr. Hernreich, 60, is an owner of the Sacramento Kings of the National Basketball Association. Mr. Hernreich has been President of Remonov Capital, Inc., since August 1992, and Vice-President of Remonov & Company, Inc., since November 1996. Both are private investment firms. From November 1989 through June 1996, Mr. Hernreich was Chairman and Chief Executive Officer of Sigma Broadcasting Company, formerly Arkansas’ largest television and radio operator, and from January 1988 through September 1990, Mr. Hernreich was Chairman of U.S. Repeating Arms, maker of Winchester sporting firearms. Mr. Hernreich is a member of the board of directors of The Eagle Valley Land Trust, the Snowboard Outreach Society, The Youth Foundation of Vail, and a member of the board of trustees of Washington University in St. Louis, Missouri. Mr. Hernreich is also a former member of the board of directors of Ride, Inc.

STEWART M. KASEN	Director since 1997

Mr. Kasen, 65, has been the President of S&K Famous Brands, Inc., since April 2002, and served as a director of S&K Famous Brands, Inc., since March 2002. He served as President of Schwarzschild Jewelers from September 2001 to April 2002. He retired as Chairman of the Board, President and Chief Executive Officer of Factory Card Outlet Corp. where he served in that position from May 1998 to October 1999, and prior to that he served as its Chairman from 1997. In April 1996, he retired as Chairman, President and Chief Executive Officer of Best Products Co., Inc., a catalog showroom chain of retail stores and nationwide mail order services. He was also its president and chief executive officer from 1991 to 1996 and its president and chief operating officer from 1989 to 1991. Prior to joining Best Products, Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including President and Chief Executive Officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, the Singer Company, a retailer of consumer durables primarily in Asia, and Department 56, a marketer of collectibles and specialty giftware.

Corporate Governance Principles and Board Matters

K2 is committed to having sound corporate governance principles. Having such principles is essential to running K2’s business and to maintaining K2’s integrity in the marketplace. K2’s Principles of Corporate Governance and Code of Business Conduct and Ethics are available at http://www.k2inc.net.

Board Independence

To assist it in making independence determinations, the Board has adopted independence standards, which are set forth in K2’s Principles of Corporate Governance and attached to this proxy statement as Annex A. These independence standards incorporate the director independence criteria included in the New York Stock Exchange (“NYSE”) listing standards and additional criteria established by the Board. The Board has determined that each of the directors on the Board, except for the Chairman of the Board and Chief Executive Officer, including each of the directors standing for re-election, is independent under the NYSE listing standards. The Board uses K2’s independence standards to assess whether directors comply with the NYSE definition of independence. Furthermore, each member of its Audit, Compensation and Corporate Governance and Nominating Committees is “independent” and, in accordance with NYSE requirements and K2’s independence standards, all members of the Audit Committee meet additional independence standards applicable to members of audit committees.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has 10 directors and the following four standing committees: (1) Audit, (2) Compensation, (3) Corporate Governance and Nominating and (4) Executive. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on K2’s website at http://www.k2inc.net. During 2004, the Board held seven meetings. Each director attended at least 75% of all Board and applicable committee meetings. Pursuant to K2’s retirement age requirement as described in K2’s Principles of Corporate Governance attached to this proxy statement as Annex A, Jerry E. Goldress will not seek a nomination for reelection. Directors are encouraged to attend annual meetings of K2 shareholders, and all then-serving directors attended the last annual meeting of shareholders.

Name of Director	Audit	Compensation	Corporate Governance and Nominating	Executive
Non-Employee Directors:
Wilford D. Godbold, Jr.	X*			X
Jerry E. Goldress (1)		X*		X
Robin E. Hernreich			X
Lou L. Holtz			X
Stewart M. Kasen	X
Ann Meyers (2)
Alfred E. Osborne, Jr.	X	X	X*
Dan Quayle		X
Edward F. Ryan		X
Employee Director
Richard J. Heckmann				X*
Number of Committee Meetings in 2004	12	3	3	1

X = Committee member; * = Chair

(1)	Pursuant to K2’s retirement age requirement as described in K2’s Principles of Corporate Governance attached to this proxy statement as Annex A, Mr. Goldress will not seek a nomination for reelection.
(2)	Appointed by the Board on February 11, 2005.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to K2 management’s conduct of K2’s financial reporting process and the integrity of K2’s financial statements, K2’s compliance with legal and regulatory requirements, the independent auditors’ performance, qualifications and independence, and the performance of K2’s internal audit function. Among other things, the Audit Committee does the following:

•	reviews and discusses K2’s practices with respect to risk assessment and risk management;

•	reviews and discusses with management and the outside auditors the annual audited and quarterly financial statements;

•	prepares the report to be included in K2’s annual proxy statement;

•	annually evaluates its performance, and reviews and assesses the adequacy of its charter;

•	appoints and retains, subject to shareholder ratification, evaluates and terminates, when appropriate, the outside auditors;

•	reviews and discusses with the outside auditors the scope of the audit, the results of the annual audit examination and any difficulties the auditors encountered in the course of their work;

•	approves in advance all audit and permissible non-audit services to be provided by the outside auditors; and

•	discusses with K2’s management, internal audit and the outside auditors the adequacy and effectiveness of K2’s internal controls and disclosure controls.

The Audit Committee works closely with management as well as K2’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from K2 for, outside legal, accounting or other advisors as the Audit Committee deems necessary to assist it in the performance of its functions. The charter of the Audit Committee is attached to this proxy statement as Annex B and is available on K2’s website at http://www.k2inc.net. All of the members of the Audit Committee are independent under the independence standards of the NYSE for directors and audit committee members. The Board has determined that each of the members of the Audit Committee is qualified as an audit committee financial expert within the meaning of SEC regulations.

Compensation Committee

The Compensation Committee has direct responsibility for the compensation of K2’s Chief Executive Officer and other senior management personnel and for making recommendations to the Board with respect to non-CEO executive officer compensation and incentive compensation and equity-based plans that are subject to Board approval. Among other things, the Compensation Committee does the following:

•	oversees K2’s overall compensation structure, policies and programs;

•	administers and makes recommendations to the Board with respect to K2’s incentive compensation and equity-based plans for senior management;

•	reviews and approves K2’s corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s compensation in light of those goals and objectives, and based on this evaluation, recommends the CEO’s compensation level to the independent directors of the Board;

•	evaluates the performance of senior management personnel other than the CEO and consider and authorizes or makes recommendations to the Board concerning compensation arrangements for senior management;

•	reviews and recommends employment agreements and severance agreements for senior management; and

•	annually evaluates its performance, and reviews and assesses the adequacy of its charter.

The Compensation Committee has the authority to obtain advice and assistance from, and to receive appropriate funding from K2 for, outside legal, accounting or other advisors as the Compensation Committee deems necessary to assist it in the performance of its functions.

The charter of the Compensation Committee is available on K2’s website at http://www.k2inc.net. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for developing and recommending to the Board a set of corporate governance principles, pursuant to which the Board adopted K2’s Principles of Corporate Governance, and recommending changes to these principles as necessary. In addition, the Committee identifies individuals qualified to become members of the Board and makes recommendations to the Board concerning such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance and self-evaluation. The charter also provides that the Committee annually evaluates its performance and reviews and assesses the adequacy of the charter.

The Corporate Governance and Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from K2 for, outside legal, accounting or other advisors as the Corporate Governance and Nominating Committee deems necessary to assist it in the performance of its functions.

The charter of the Corporate Governance and Nominating Committee is available on K2’s website at http://www.k2inc.net. All of the members of the Committee are independent under the listing standards of the NYSE.

Executive Committee

The Executive Committee possesses all of the powers of the Board, except to the extent such powers are reserved for the Board by Delaware law. The charter of the Executive Committee is available on K2’s website at http://www.k2inc.net.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider properly made shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, like all nominations, the Board’s criteria will include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with K2’s interests. Any shareholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to Corporate Governance and Nominating Committee c/o Corporate Secretary, K2 Inc., 5818 El Camino Real, Carlsbad, California 92008.

In addition, the by-laws of K2 permit shareholders to nominate directors for consideration at an annual meeting of shareholders for election by the shareholders of the meeting (in cases where the Board does not intend to nominate the candidate or where the Corporate Governance and Nominating Committee has not requested to consider his or her candidacy). Under K2’s by-laws, nominations for election of directors may be made by the Board or by any shareholder entitled to vote in the election of directors provided that no shareholder may nominate a person for election as a director unless written notice of such nomination is presented to K2 not later than 90 days in advance of the meeting or the 10th day following public announcement of the date of this meeting. No notice has been given with respect to the election of directors. As a result, no other nominees for election as director will be considered at the annual meeting except nominations made by the Board in the event one of the nominees named in the proxy statement should unexpectedly be unavailable.

Identifying and Evaluating Nominees for Directors

Pursuant to the policy set forth in the charter of the Corporate Governance and Nominating Committee, the Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee’s policy is to assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee will consider properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee.

Lead Independent Director and Executive Sessions

The Board has created the position of lead independent director, whose responsibilities include presiding over and setting the agenda for executive sessions of the independent directors, in which management directors and other members of management do not participate. These executive sessions of the independent directors take place at least four times a year. The lead independent director also consults with the Chairman and Chief Executive Officer of K2 with respect to agendas, scheduling and information needs relating to Board and committee meetings, and acts as a liaison between the independent directors and management. The independent members of the Board of Directors have designated Mr. Goldress to serve in this position until K2’s 2005 annual meeting of shareholders.

Communications with the Board

Individuals may communicate with the Board by writing to Board of Directors of K2 Inc. c/o Corporate Secretary, 5818 El Camino Real, Carlsbad, California 92008.

Communications that are intended specifically for non-management directors should be sent to the attention of the Lead Independent Director.

Code of Ethics

K2 has adopted “Code of Business Conduct and Ethics”, which is applicable to all K2 directors, executive officers and employees, including the principal executive officer and the principal financial and accounting officer. The “Code of Business Conduct and Ethics” is available on K2’s website on http://www.k2inc.net. K2 intends to post amendments to or waivers under this Code at this location on its website.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other K2 filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent K2 specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to K2 management’s conduct of K2’s financial reporting process and the integrity of K2’s financial statements, K2’s compliance with legal and regulatory requirements, the outside auditors’ performance qualifications and independence, and the performance of K2’s internal audit function and outside auditors. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from K2 for such advice and assistance.

K2’s management has primary responsibility for preparing K2’s financial statements and K2’s financial reporting process. K2’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of K2’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with K2’s management and the independent auditors.

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380) and SAS 99 (Consideration of Fraud in a Financial Statement Audit) rules.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent auditors the independent auditors’ independence.

4.	The Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of K2’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the K2’s internal auditing program, reviewing steps taken to implement recommended improvements in internal procedures and controls.

5.	Based on the review and discussion referred to in paragraphs (1) through (4) above and such other review as they deemed appropriate, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in K2’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Wilford D. Godbold, Jr., Chairman

Stewart M. Kasen

Alfred E. Osborne, Jr.

April 21, 2005

Stock Price Performance Graph

The graph below compares cumulative total return to shareholders, the Russell 2000 Index and a weighted index of a peer group of companies with market capitalizations and industry similar to that of K2. The peer group is comprised of Johnson Outdoor Inc., Head NV, Escalade, Inc., Oakley, Inc., Brunswick Corporation, Callaway Golf Company, Quiksilver, Inc., Russell Corporation and Nautilus, Inc. The graph assumes an investment of $100 on December 31, 1999 in K2’s Common Stock, the Russell 2000 Index and common stock of the peer group (except for Head, which became a public company in 2000). In 2004, Russell Corporation and Nautilus, Inc. replaced Huffy Corporation due to its filing for protection under Chapter 11 of the U.S. Bankruptcy Code and Vans, Inc. due to its being acquired during 2004.

Five-Year Cumulative Return

(Investment of $100 on December 31, 1999)

Executive Compensation

The following table sets forth information concerning annual, long-term and other compensation of K2’s Chairman and Chief Executive Officer and the other four most highly compensated executive officers of K2:

Summary Compensation Table

Name and Principal Position	Year		Annual Compensation		Long-Term Compensation Awards			All Other Compensation ($)
			Salary ($)	Bonus ($)	Restricted Stock Award ($)		Securities Underlying Options (#)
Richard J. Heckmann(a)	2004		$550,000	$550,000	$969,000	(d)	250,000	$6,100	(f)
Chairman and Chief Executive Officer	2003 2002	(a)	475,000 91,400 —	— —	— —		150,000 —	500 —	(f)

J. Wayne Merck	2004		360,000	230,000	—		75,000	4,500	(f)
President and Chief Operating Officer	2003 2002		287,000 235,000	140,000 140,000	— —		25,000 —	254,000 3,700	(f) (f)

John J. Rangel	2004		265,000	140,000	$193,800	(e)	70,000	6,000	(f)
President—European Operations	2003 2002		240,000 240,000	120,000 80,000	— —		20,000 —	108,900 7,300	(f) (f)

Dudley W. Mendenhall(b)	2004		265,000	140,000	—		35,000	1,500	(f)
Senior Vice President and Chief Financial Officer	2003 2002	(b)	175,400 —	120,000 —	— —		20,000 —	215,500 —	(f)

Monte H. Baier(c)	2004		235,000	125,000	—		35,000	3,500	(f)
Vice President, General Counsel and Secretary	2003 2002	(c)	156,500 —	110,000 —	— —		20,000 —	27,700 —	(f)

(a)	Effective October 11, 2002, the Board of Directors of K2 elected Richard J. Heckmann, Director and Chairman of the Board, as the new Chief Executive Officer of K2. The amounts paid to Mr. Heckmann in 2002 are based on an annualized salary of $475,000.

(b)	Mr. Mendenhall joined K2 as Senior Vice President—Finance on March 31, 2003. The amounts paid to Mr. Mendenhall in 2003 are based on an annualized salary of $240,000. In addition, K2 paid Mr. Mendenhall $58,700 in 2003 for consulting services rendered prior to his joining K2.

(c)	Mr. Baier joined K2 as Vice President, General Counsel and Secretary on April 1, 2003. The amounts paid to Mr. Baier in 2003 are based on an annualized salary of $220,000.

(d)	Represents the grant of restricted stock awards under which the executive has the right to receive, subject to vesting, 75,000 shares of K2’s Common Stock. The restricted stock awards vest over three years at one third per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, August 9, 2004, which was $12.92

(e)	Represents the grant of restricted stock awards under which the executive has the right to receive, subject to vesting, 15,000 shares of K2’s Common Stock. The restricted stock awards vest over three years at one third per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, August 9, 2004, which was $12.92

(f)	Other Compensation for the named executives includes the following: (i) relocation expenses for 2003 to Mr. Merck of $200,400, Mr. Rangel of $67,200, Mr. Mendenhall of $135,200 and Mr. Baier of $23,900; and (ii) reimbursement for payment of taxes for 2003 to Mr. Merck of $48,900, Mr. Rangel of $35,200, Mr. Mendenhall of $80,300 and Mr. Baier of $3,800; and (iii) dollar value of allocations to the accounts of the named individuals in K2’s Employee Stock Ownership Plan: Mr. Heckmann ($500 in 2003), Mr. Merck ($500 in 2003 and $1,700 in 2002), Mr. Rangel ($500 in 2003 and $1,800 in 2002); and (iv) K2’s matching contribution to the accounts of the named individuals in K2’s 401(k) Retirement Savings Plan: Mr. Heckmann ($6,100 in 2004), Mr. Merck ($4,500 in 2004, $4,200 in 2003 and $2,000 in 2002), Mr. Rangel ($6,000 in 2004, $6,000 in 2003 and $5,500 in 2002), Mr. Mendenhall ($1,500 in 2004) and Mr. Baier ($3,500 in 2004)

The following table summarizes the number of shares and the terms and conditions of stock options granted to the named executive officers in 2004.

Option Grants in 2004

Name	Options Granted (a)	% of Total Options Granted Employees During 2004	Exercise Price Per Share	Expiration Date (d)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
R. J. Heckmann	250,000	21.0%	$13.69(b)	5/18/2014	$2,152,392(e)	$5,454,584(e)
J. W. Merck	75,000	6.3%	$13.69(b)	5/18/2014	$645,718(e)	$1,636,375(e)
J.J. Rangel	35,000	2.9%	$13.69(b)	5/18/2014	$301,335(e)	$763,642(e)
J.J. Rangel	35,000	2.9%	$12.97(c)	7/27/2014	$285,487(f)	$723,479(f)
D. W. Mendenhall	35,000	2.9%	$13.69(b)	5/18/2014	$301,335(e)	$763,642(e)
M. H. Baier	35,000	2.9%	$13.69(b)	5/18/2014	$301,335(e)	$763,642(e)

(a)	All options granted to the named individuals for 2004 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years.

(b)	The exercise price is the closing price of K2’s Common Stock on May 18, 2004, the date of grant.

(c)	The exercise price is the closing price of K2’s Common Stock on July 27, 2004, the date of grant.

(d)	All options granted to the named individuals for 2004 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer’s termination of employment with K2.

(e)	In order for the named individuals to realize these potential values, the closing price of K2’s Common Stock on May 18, 2014 would have to be $22.30 and $35.51 per share, respectively at the expiration date.

(f)	In order for the named individual to realize these potential values, the closing price of K2’s Common Stock on July 27, 2014 would have to be $21.13 and $33.64 per share, respectively at the expiration date.

The following table summarizes exercises of stock options in 2004 which were previously granted to the Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 2004, and their value at that date if they were in-the-money.

Aggregated Stock Option Exercises in 2004 and Year-End Option Values

					Value of Unexercised In-The-Money Options At 12/31/04
	Shares Acquired on Exercise (a)		Number of Unexercised Options At 12/31/04		Exercisable		Unexercisable
Name		Value Realized	Exercisable	Unexercisable	Shares	Total $	Shares	Total $
R. J. Heckmann	—	—	51,500	370,000	51,500	426,628	370,000	1,559,100
J. W. Merck	—	—	120,000	95,000	120,000	787,285	95,000	332,850
J. J. Rangel	—	—	244,000	86,000	244,000	1,480,895	86,000	747,730
D. W. Mendenhall	—	—	4,000	51,000	4,000	33,720	51,000	211,530
M. H. Baier	—	—	4,000	51,000	4,000	33,720	51,000	211,530

Equity Compensation Plan Information

Information as of December 31, 2004 regarding equity compensation plans approved and not approved by shareholders is summarized in the following table:

Plan Category	(1)	(2)	(3)
	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (1)
Equity compensation plans approved by shareholders	3,539,286	$11.66	1,291,526	(a)
Equity compensation plans not approved by shareholders	—	—	—
Total	3,539,286	$11.66	1,291,526	(a)

(a)	Includes shares available for future issuance under K2’s 1994, 1999 and 2004 Stock Option Plans, the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan and 1994 Non-Employee Directors’ Stock Plan, the Brass Eagle Inc. 1997 Stock Option Plan, the Fotoball USA, Inc. 1998 Stock Option Plan, the Marmot Mountain Ltd. Incentive Stock Option Plan and the Marmot Mountain Ltd. 2000 Stock Incentive Plan, generally used for grants to directors and employees.

Pension Plans

K2 maintains the Pension Plan of K2 (the “K2 Plan”), a defined benefit pension plan with varying formulas for the benefit of eligible K2, Shakespeare and Stearns employees. The plan is a tax-qualified, Company-funded plan subject to the provisions of ERISA. Contributions to the plan, which are made solely by K2, are actuarially determined. Benefits under the plans are based on years of service and remuneration and are subject to varying benefit formulas based on the eligible employee’s business unit.

Effective August 31, 2004, the K2 Plan was amended to freeze the accrual of future benefits for almost all the employees. This resulted in active participants no longer accruing benefits under the plan. Participants will remain eligible to receive benefits they have earned under the K2 Plan through August 31, 2004 when they retire. New employees will not be eligible to accrue any benefit under the plan. Only a small group of about 20 collectively bargained employees, none of which are officers of K2, will continue to accrue a benefit until September 18, 2006, at which time all benefits will be frozen.

The table below illustrates approximate annual benefits under the K2 Plan, based on the formula for eligible K2 employees (“K2 Formula”) and based on the indicated assumptions. For 2004, the Internal Revenue Code (the “Code”) limits the K2 Plan’s covered compensation to $205,000.

	Years of Service (a)
Covered Compensation	15	20	25	30	35
$125,000	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	22,500	30,000	37,500	45,000	52,500
$175,000	26,250	35,000	43,750	52,500	61,250
$200,000	30,000	40,000	50,000	60,000	70,000

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 35 years of service.

The K2 Formula defines remuneration on which annual benefits are based as the average of the participant’s highest five consecutive years’ earnings. Earnings include salary, wages, overtime pay, commissions, bonuses, and similar forms of incentive compensation actually paid during the year not exceeding certain amounts for sales personnel, and subject to the $205,000 IRS Code Limit in 2004 for all personnel.

Compensation for 2004 that would be included in the calculation of covered compensation and credited years of service at August 31, 2004 is shown below for the individuals named in the Summary Compensation Table who are participants in the plan and are eligible for the K2 Formula.

Name	Covered Compensation	Years of Service
R. J. Heckmann	$205,000	2
J. W. Merck (a)	$205,000	13
D. W. Mendenhall	$205,000	1
J. J. Rangel	$205,000	20
M. H. Baier	$205,000	1

(a)	On April 7, 2003, Mr. Merck transferred from Shakespeare to K2. As such, a portion of his benefit will be based on the Shakespeare Formula.

The formula for eligible salaried Shakespeare Company employees (the “Shakespeare Formula”) defines remuneration upon which annual benefits are based as the average of the employee’s highest five consecutive years’ earnings. Earnings include the employee’s regular basic monthly earnings excluding commissions, bonuses, overtime and other extra compensation, not exceeding certain amounts for field sales personnel and subject to the $205,000 IRS Code Limit in 2004 for all personnel.

The table below illustrates approximate annual benefits under the Shakespeare Formula based on the indicated assumptions.

Covered Compensation	Years of Service (a)
	15	25	35	45
$125,000	$26,250	$43,750	$61,250	$75,000
$150,000	31,500	52,500	73,500	90,000
$175,000	36,750	61,250	85,750	105,000
$200,000	42,000	70,000	98,000	120,000

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) after approximately 43 years of service.

There is no individual named in the Summary Compensation Table who participates in the Stearns Formula.

Directors’ Compensation

In 2004, directors who were not salaried officers of K2 were paid $5,000 per calendar quarter for their services as directors, $5,000 per year in K2 products and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. In February 2004, the Board determined that members of the Audit Committee will be paid $1,500 per meeting day, with the chair of the Audit Committee to be paid an additional $5,000 per year. In 2004, the Directors were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate paid by K2 in the preceding quarter on its short-term borrowings.

Under the 1999 Incentive Stock Option Plan, as amended, all new non-employee directors and those existing directors electing to participate in the new plan, receive an initial grant of 10,000 stock options on the first grant date after their election and annual grants thereafter of 7,500 stock options. On May 18, 2004, grants of 5,000 stock options were made to Wilford D. Godbold, Jr., Jerry E. Goldress, Robin E. Hernreich, Lou L. Holtz, Stewart M. Kasen, Alfred E. Osborne, Jr., Dan Quayle and Edward F. Ryan. These stock options have a ten year term and an exercise price of $15.59 per share, the closing price on grant date.

Employment Agreements

On February 14, 2005, K2 entered into employment agreements with and instituted a severance benefit plan for the following executive officers: Mr. Richard J. Heckmann, Chairman and Chief Executive Officer; J. Wayne Merck, President and Chief Operating Officer; John J. Rangel, President – European Operations; Dudley W. Mendenhall, Senior Vice President—Finance; and Monte H. Baier, Vice President and General Counsel (collectively, the “Executives”).

Under the terms of the employment agreements, if K2 becomes subject to a change in control transaction, and if any Executive is involuntarily terminated by K2 without cause (as defined in the employment agreements) or there is termination with good reason (as defined in the employment agreements), during the period four months prior or 12 months after such transaction, K2 will be obligated to pay a multiple of the salary and bonus as well as continue health insurance benefits and extend stock option vesting and exercise periods for the Executives.

If Mr. Heckmann is terminated without cause or there is termination for good reason following a change in control or at the discretion of Mr. Heckmann within 90 days of a change in control, K2 will agree to pay Mr. Heckmann 2.99 times his salary and bonus and continue his health insurance coverage for 36 months from the date of termination. K2 will gross up payments under the agreement to compensate Mr. Heckmann for specified taxes. In addition, all stock options received by Mr. Heckmann before the change in control will accelerate and become exercisable in full for 36 months from the date of termination (but not later than the expiration date of each such option).

If either Mr. Merck or Mr. Rangel is terminated without cause or there is termination for good reason following a change in control, K2 will agree to pay to such Executive 2.99 times his salary and bonus and continue his health insurance coverage for 36 months from the date of termination. K2 will gross up payments under the agreement to compensate such Executive for specified taxes. In addition, all stock options received by such Executive before the change in control will accelerate and become exercisable in full for 36 months from the date of termination (but not later than the expiration date of each such option).

If either Mr. Mendenhall or Mr. Baier is terminated without cause or there is termination for good reason following a change in control, K2 will agree to pay such Executive two times his salary and bonus and continue his health insurance coverage for 24 months from the date of termination. If payments under the agreements are subject to specified taxes, K2 will pay to such Executive either a payment that is reduced so that there would be no tax or an amount (which shall be no more than the total payment), which after taking into account all applicable taxes, would provide such Executive with the greatest payment on an after-tax basis. In addition, all stock options received by such Executive before the change in control will accelerate and become exercisable in full for 24 months from the date of termination (but not later than the expiration date of each such option).

Under the terms of the severance benefit plan, (1) if Mr. Heckmann is terminated by K2 without cause, K2 will pay him 2.5 times his salary and bonus, continue his health insurance coverage for 30 months from the date of termination, fully vest his stock options and extend his stock option exercise period for 30 months (but not later than the expiration date of each such option); (2) if either Mr. Merck and Mr. Rangel is terminated by K2 without cause, K2 will pay him two times his salary and bonus, continue his health insurance coverage for 24 months from the date of termination, fully vest his stock options and extend his stock option exercise period for 24 months (but not later than the expiration date of each such option); and (3) if either Mr. Mendenhall and Mr. Baier is terminated by K2 without cause, K2 will pay him one times his salary and bonus, continue his health insurance coverage for 12 months from the date of termination, fully vest his stock options and extend his stock option exercise period for 12 months (but not later than the expiration date of each such option). If payments under the severance benefit plan are subject to specified taxes, K2 will pay to such Executive either a payment that is reduced so that there would be no tax or an amount (which shall be no more than the total payment), which after taking into account all applicable taxes, would provide such Executive with the greatest payment on an after-tax basis.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other K2 filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent K2 specifically incorporates this Report by reference therein.

Compensation Objectives and Practices

K2’s executive compensation program is designed to help K2 attract, motivate and appropriately reward members of management who are responsible for K2’s short-term and long-term profitability, growth and return to shareholders. The key elements of the program consist of base salary, annual performance-based cash awards and long-term incentive awards. The Committee utilizes the services of an independent compensation consultant in evaluating awards.

Components of Executive Compensation

Base salary:    Base salaries are generally established by evaluating the responsibilities of the position, the experience of the individual and salaries for comparable positions in the marketplace based on survey data provided by the compensation consultant. Depending on the overall financial performance of K2, salaries are adjusted from time to time to reflect increased responsibilities, to keep pace with competitive practices and to reflect the performance of individual executives. The program has been designed to place a significant amount of compensation at risk by setting annual base salaries at levels just below the 50th percentile of the marketplace for similar positions based on the survey data obtained.

Annual cash incentive:    The amount of the annual performance-based cash incentive available for allocation to the executive officers who participated in the plan is based on a formula adopted pursuant to the Executive Officers’ Incentive Compensation Plan. The formula makes available for allocation a percentage of K2’s incentive compensation income in excess of a required minimum return on average shareholders’ equity. Performance criteria were also adopted for the plan participants to assist the Compensation Committee in determining the allocation of any bonus pool generated. The performance criteria were designed to create value for K2 and its shareholders. The individuals’ performance is subjectively evaluated against their criteria. The targeted annual incentive award is meant to bring total annual cash compensation (base salary plus annual incentive award) to above the average, as defined by survey data provided by the compensation consultant for comparable positions at similar-sized companies, when superior performance levels are achieved. In addition, the Board adopted the K2 Inc. Performance-Based Annual Incentive Plan (the “Annual Performance Plan”) effective January 1, 2003. The Annual Performance Plan is intended to pay performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Code Section 162(m), compensation paid by K2 to each of certain executives is not deductible to the extent it exceeds $1 million unless it is performance-based and meets certain other conditions. The Compensation Committee designated Richard J. Heckmann as a participant in the Annual Performance Plan.

Long-term Stock Incentive:    Stock incentives, such as grants of stock appreciation rights, stock options, restricted stock units and/or restricted stock, are provided to encourage management to take actions that will maximize long-term shareholder value, and to link their interests to those of K2’s shareholders. On March 30, 2004, the Board approved and adopted the K2 Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”) which became effective when it was approved by the shareholders on May 13, 2004 and authorized 2,000,000 shares for issuance under the plan (with up to 500,000 shares that could be issued as restricted stock). The 2004 Plan provides for performance-based compensation awards that meet the requirements of section 162(m) of the Internal Revenue Code, thereby preserving K2’s ability to receive tax deductions for the awards. All stock options have an exercise price equal to the market price of K2’s stock on the date of grant and vest over three years. All stock appreciation rights, restricted stock units and/or restricted stock have grant price of no less than 100% of the fair market value of common stock on the date of grant and vest over three years. By utilizing such pricing and vesting, the Compensation Committee intended that the full benefit would be realized only if stock price appreciation occurs and if the key employee does not leave K2 during that period. In determining the number of stock incentives awarded to executive officers, the Compensation Committee considered information provided by K2’s independent compensation consultants, which included, among other things, market studies of annual stock incentive grants as a percentage of shares outstanding and individual grants as a percentage of compensation utilizing the Black-Scholes formula.

Chief Executive’s Compensation

In determining Mr. Heckmann’s compensation for 2004 with advice from an independent compensation consultant, the Compensation Committee took into account, among other things, his compensation compared to other chief executives of comparable corporations and K2’s improved performance since he became K2’s Chief Executive Officer. During 2004, Mr. Heckmann’s base salary was set by the Compensation Committee at $550,000, an increase from $475,000 in 2003. In determining the Chief Executive Officer’s incentive compensation award for 2004, the Compensation Committee also awarded Mr. Heckmann a long-term incentive award of fair market value non-qualified stock options to purchase 250,000 shares of K2 Common Stock and 75,000 shares of restricted stock, each with a three year vesting schedule.

Members of the Compensation Committee

Jerry E. Goldress, Chairman

Alfred E. Osborne, Jr.

Dan Quayle

Edward F. Ryan

April 21, 2005

Compensation Committee Interlocks and Insider Participation

Messrs. Goldress, Osborne, Quayle and Ryan served on the Compensation Committee of K2 during the year 2004. None of the members of the Compensation Committee serves as an executive officer of an entity whose compensation committee includes executives of K2. None of the members of the Compensation Committee serves as an executive officer of an entity whose board of directors includes executive officers of K2.

Stock Ownership of Certain Beneficial Owners

Set forth below is the name, address and number of shares of K2 Common Stock beneficially owned as of March 24, 2005 by each person known to K2 to own 5% or more of the outstanding shares of K2 Common Stock.

Shareholder	Shares of Common Stock		Percent of Class
Dimensional Fund Advisors	3,519,738	(a)	7.4
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Credit Suisse First Boston	2,864,871	(b)	6.0
23 Church Street
#10-01/02 Capital Square

(a)	Based on the most recently filed Form 13G of Dimensional Fund Advisors dated February 9, 2005.

(b)	Based on information drawn from a prior transaction between k1 Ventures Limited and K2 during 2003. On November 10, 2004, k1 Ventures Limited transferred its ownership interest in shares of Common Stock of K2 to Credit Suisse First Boston.

Stock Ownership of Directors and Executive Officers

Name	Shares of Common Stock Beneficially Owned on March 24, 2005 (a)	Percent of Class (b)
Directors and Nominees for Director
Wilford D. Godbold, Jr.	37,000	0.1%
Jerry E. Goldress (c)	38,500	0.1%
Richard J. Heckmann (d)	399,632	0.9%
Robin E. Hernreich	105,150	0.2%
Lou L. Holtz	30,000	0.1%
Stewart M. Kasen	38,000	0.1%
Ann Meyers	0	*
Alfred E. Osborne, Jr.	68,500	0.2%
Dan Quayle	31,000	0.1%
Edward F. Ryan	74,794	0.2%
Executive Officers (e)
J. Wayne Merck	150,782	0.3%
John J. Rangel (d)	324,327	0.7%
Dudley W. Mendenhall	19,000	*
Monte H. Baier	17,000	*
All Directors and Executive Officers as a group (22)	1,691,481	3.5%

(a)	Includes the following shares subject to options exercisable within 60 days of the date of this Proxy Statement: Wilford D. Godbold, Jr.—36,000 shares; Jerry E. Goldress—37,000 shares; Richard J. Heckmann—146,500 shares; Robin E. Hernreich—35,000 shares; Lou Holtz—30,000 shares; Stewart M. Kasen—36,500 shares; Alfred E. Osborne, Jr.—35,000 shares; Dan Quayle—30,000 shares; Edward F. Ryan—20,000 shares; J. Wayne Merck—142,500 shares; John J. Rangel—257,000 shares; Dudley W. Mendenhall—17,000 shares; Monte H. Baier—17,000 shares; and all directors and officers as a group—1,070,607 shares. The above include options granted on May 18, 2004 to Mr. Godbold, Mr. Goldress, Mr. Hernreich, Mr. Holtz, Mr. Kasen, Dr. Osborne, Mr. Quayle and Mr. Ryan under the directors’ compensation plan, which was effective as of January 1, 2000 and amended May 13, 2004. These options, which are exercisable at the market price at the date of grant, vest immediately. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Heckmann (32 shares), Mr. Merck (1,982 shares), Mr. Rangel (8,412 shares) and all directors and officers as a group (15,567 shares), under K2’s Employee Stock Ownership Plan, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b)	The shares subject to options described in note (a) and (d) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c)	Pursuant to K2’s retirement age requirement as described in K2’s Principles of Corporate Governance attached to this proxy statement as Annex A, Mr. Goldress will not seek a nomination for reelection.

(d)	Includes the following shares subject to the 2004 grant of restricted stock awards under which the executive has the right to receive, subject to vesting, shares of Common Stock: Richard J. Heckmann—75,000 shares and John J. Rangel—15,000 shares. The restricted stock awards vest over three years at one third per year beginning on the first anniversary of the grant.

(e)	Executive officers named in the Summary Compensation Table (other than Mr. Heckmann, whose securities holdings are listed above).

*	Less than .1%

Certain Relationships and Related Transactions

In October 2003, K2 entered into a Reimbursement Agreement with its Chairman and Chief Executive Officer, Mr. Heckmann, for the reimbursement of expenses incurred by Mr. Heckmann in the operation of his private plane when used for K2 business. The Reimbursement Agreement is effective for expenses incurred by Mr. Heckmann for K2 business purposes since September 3, 2003. On July 6, 2004 the agreement was amended changing certain terms and conditions. During 2004 and 2003, K2 paid a total of approximately $954,000 and $214,000, respectively, pursuant to these agreements related to expenses incurred by Mr. Heckmann and other executive officers of K2.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires K2’s directors and executive officers to file initial reports of ownership and reports of changes of ownership of K2’s Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish K2 with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of K2’s directors and executive officers that no other reports were required, all such Forms were filed on a timely basis by reporting persons, other than late Form 4 filings for the following individuals: Mr. Stewart M. Kasen filed on January 13, 2004 to report the grant of 5,000 stock options; Mr. Robin E. Hernreich filed on May 18, 2004 to report the acquisition of 10,000 shares of K2 Common Stock; and Mr. John J. Rangel filed on August 9, 2004 to report the grant of 35,000 stock options.

PROPOSAL 2

Ratification of Appointment of Independent Auditors

Subject to ratification by the K2 shareholders, the Audit Committee has appointed Ernst & Young LLP as independent auditors to audit K2’s consolidated financial statements for 2005. Services provided to K2 and its subsidiaries by Ernst & Young LLP in 2004 are described under “Fees to Independent Auditors for 2004 and 2003” below. Additional information concerning the Audit Committee is provided in “Report of the Audit Committee” above.

A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and to be available to respond to appropriate questions.

The Board recommends that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as K2’s independent auditors for 2005.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Fees to Independent Auditors for 2004 and 2003

In addition to retaining Ernst & Young LLP to audit K2’s consolidated financial statements and perform attest services in connection with internal controls for 2004, K2 retained Ernst & Young to provide merger and acquisition, advisory and auditing services in 2004. K2 understands the need for Ernst & Young to maintain objectivity and independence in its audit of K2’s financial statements. To minimize relationships that could impair the objectivity of Ernst & Young, the Audit Committee, pursuant to the K2 Inc. Audit and Non-Audit Services Pre-Approval Policy, has prohibited certain non-audit services that Ernst & Young may provide as well as requiring pre-approval by the Audit Committee for all engagements with Ernst & Young. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The aggregate fees billed for professional services by Ernst & Young in 2004 and 2003 were:

Type of Fees	2004	2003
Audit Fees (a)	$3,656,000	$1,271,000
Audit-Related Fees (b)	456,000	332,000
Tax Fees (c)	425,000	476,000
All Other Fees	—	—

Total (d)	$4,537,000	$2,079,000

(a)	Principally fees for professional services for the audit of K2’s consolidated financial statements included in the Annual Report on Form 10-K, attest engagement in connection with internal controls (Section 404 of the Sarbanes-Oxley Act of 2002) and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)	Principally fees billed for due diligence/audit procedures related to K2’s acquisition activities during 2004 and 2003, and for audits of K2’s employee benefit plans in 2003.

(c)	Principally fees for tax compliance, tax advice, and tax planning.

(d)	The increase in fees from 2003 to 2004 is principally due to additional audit services required as a result of compliance with Section 404 of the Sarbanes-Oxley Act attest engagements and because of the additional companies that needed to be audited due to acquisitions in 2004.

Additional Information

Advance Notice Procedures

Under K2’s by-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Corporate Secretary of K2 (containing certain information specified in the by-laws about the shareholder and the proposed action) not less than 90 days prior to the annual meeting or if later 10 days after the public announcement of such meeting. In addition, any shareholder who wishes to submit a nominee to the Board for election by the shareholders at the annual meeting must deliver written notice of the nomination within this time period and comply with the information requirements in the by-laws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in K2’s proxy statement.

Shareholder Proposals for the 2006 Annual Meeting

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2006 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by K2’s Corporate Secretary no later than December 16, 2005, unless the 2006 annual meeting date is changed by more than 30 days from the 2005 meeting, in which case the deadline will be a reasonable time before K2 begins to print and mail the proxy materials. Proposals should be sent to Corporate Secretary, K2 Inc., 5818 El Camino Real, Carlsbad, California 92008.

If a shareholder intends to submit at the 2006 annual meeting of shareholders a proposal that is not eligible for inclusion in the proxy statement, the deadline for submitting the proposal is determined under K2’s by-laws, which state that the deadline is dependent upon the date of the 2006 annual meeting. The shareholder proposal must be in writing and received by the Corporate Secretary of K2 no less than 90 days in advance of the 2006 annual meeting, or if later, the tenth day following the first public announcement of the date of the annual meeting. The shareholders’ submission must be a proper matter for shareholder action under the General Corporation Law of the State of Delaware, and it must include certain specified information concerning the proposal or nominee, as applicable, and information regarding the shareholder’s ownership of K2 Common Stock. Proposals not meeting the requirements set forth in the K2’s by-laws will not be entertained at the 2006 annual meeting. Shareholders should contact the Corporate Secretary of K2 in writing at 5818 El Camino Real, Carlsbad, California 92008 to make any submission or to obtain additional information as to the proper form and content of submissions.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board. The cost of soliciting proxies in the enclosed form will be borne by K2. K2 has retained Morrow & Co., 445 Park Avenue, New York, New York to aid in the solicitation. For these services, we will pay Morrow & Co. a fee of $4,500 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of K2 may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. K2 will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Other Matters

The Board knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 2004 Annual Report to shareholders is being mailed with this Proxy Statement.

Upon the written request of any shareholder of record as of March 24, 2005, a copy of K2’s Annual Report on Form 10-K for the year ended December 31, 2004 (excluding exhibits) as filed with the Securities and Exchange Commission will be supplied without charge. Requests should be directed to the Corporate Secretary, K2 Inc., 5818 El Camino Real, Carlsbad, California 92008.

ANNEX A

K2 Inc.

Principles of Corporate Governance

Revised and Adopted by the Board of Directors on February 11, 2005

The Board of Directors of K2 Inc. (the “Company”) has adopted the corporate governance principles set forth below as a framework for the governance of the Company. The Corporate Governance and Nominating Committee reviews the Principles annually and recommends changes to the Board of Directors as appropriate.

1.    Role and Composition of the Board of Directors

Role of the Board

The Board of Directors, which is elected by the Company’s shareholders, oversees the management of the Company and its business. The Board selects the senior management team, which is responsible for operating the Company’s business, and monitors the performance of senior management.

Size, Composition and Membership Criteria

A substantial majority of the Board is made up of independent directors. An “independent” director is a director who meets the New York Stock Exchange definition of independence, as determined by the Board. The Board has adopted the standards set forth in Attachment A to these Principles to assist it in assessing the independence of directors. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee considers and makes recommendations to the Board regarding the size, structure, composition and functioning of the Board. The Board seeks to have between nine and twelve directors. The Board is divided into three classes, approximately equal in number, with staggered terms of three years each, so that the term of one class expires at each annual meeting of shareholders. Thus, directors typically stand for reelection every three years.

The Corporate Governance and Nominating Committee is responsible for establishing processes and procedures for the selection and nomination of directors, and for developing and recommending Board membership criteria to the Board for approval and periodically reviewing these criteria. The Board’s criteria include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of occupational and personal backgrounds on the Board.

The Corporate Governance and Nominating Committee reviews the qualifications of director candidates in light of criteria approved by the Board and recommends candidates to the Board for election by the Company’s shareholders at the annual meeting. The Committee also considers recommendations from Company shareholders that submit candidates for consideration by the Committee in compliance with the procedures described in the Company’s proxy statement.

Board Leadership; Lead Independent Director

The Board presently believes that it is in the best interests of the Company for a single person to serve as Chairman of the Board and Chief Executive Officer (“CEO”). The Board may in its discretion separate the roles if it deems it advisable and in the Company’s best interests to do so.

The Board has an independent director who has been designated by the independent directors as the Lead Independent Director. The Lead Independent Director’s responsibilities include presiding over and setting the agenda for executive sessions of the independent directors, consulting with the Chairman and CEO regarding agendas for Board and committee meetings and acting as a liaison between the independent directors and management.

Change in Principal Occupation

When a director’s principal occupation or business association changes substantially during the director’s tenure on the Board, the director must tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Committee recommends to the Board the action, if any, to be taken with respect to the resignation.

Service on Other Boards and Audit Committees

Directors are encouraged to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company. Directors should also advise the chair of the Corporate Governance and Nominating Committee in advance of accepting an invitation to serve on another corporate board. Members of the Audit Committee may not serve on the audit committees of more than two other public companies unless approved by the Board of Directors.

Retirement; Term Limits

Non-management directors may not stand for reelection after age 72 and management directors may not stand for reelection after age 65.

The Board does not believe that it should establish term limits. Term limits may result in the loss of directors who, over a period of time, have developed substantial insight into the Company and its operations. As an alternative to term limits, the Corporate Governance and Nominating Committee assesses the contributions of each incumbent director prior to the director’s nomination to another term. This also gives each director the opportunity to confirm his or her desire to continue as a member of the Board.

2.    Functioning of the Board

Agendas

The Chairman and CEO, in consultation with the Lead Independent Director, establishes the agenda for each Board meeting. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Directors are encouraged to suggest the inclusion of items on the agenda. Directors are also free to raise subjects at a Board meeting that are not on the agenda for that meeting.

Distribution and Review of Board Materials

Board materials related to agenda items are provided to directors sufficiently in advance of Board meetings to allow directors to review and prepare for discussion of the items at the meeting. In some cases, due to timing or the sensitive nature of an issue, materials are presented only at the Board meeting.

Executive Sessions of Independent Directors

The independent directors meet in executive session without management present at least quarterly. The Lead Independent Director presides at executive sessions.

Strategic Planning

The Board reviews the Company’s strategic plan and business unit initiatives at least annually.

3.    Structure and Functioning of Committees

Number, Structure and Independence of Committees

The Board has four standing committees: Audit, Corporate Governance and Nominating, Compensation, and Executive.

The Audit, Corporate Governance and Nominating, and Compensation Committees consist solely of independent directors. In addition, directors who serve on the Audit Committee must be “independent” within the meaning of the New York Stock Exchange criteria for audit committee members.

The Board may also establish and maintain other committees from time to time as it deems necessary and appropriate.

Assignment of Committee Members

The Corporate Governance and Nominating Committee considers and makes recommendations to the Board regarding committee size, structure, composition and functioning. Committee members and chairs are recommended to the Board by the Corporate Governance and Nominating Committee and appointed by the full Board.

Responsibilities

Each standing committee operates under a written charter that sets forth the purposes and responsibilities of the committee as well as qualifications for committee membership. The Audit, Corporate Governance and Nominating, and Compensation Committees assess the adequacy of their respective charters annually and recommends changes to the Board as appropriate. All committees report regularly to the full Board with respect to their activities.

Meetings and Agendas

The chair of each committee, in consultation with the Lead Independent Director, and the Chairman and CEO, determines the frequency, length and agenda of the committee’s meetings. Materials related to agenda items are provided to committee members sufficiently in advance of meetings where necessary to allow the members to review and prepare for discussion of the items at the meeting.

4.    Director Access to Management, Employees and Advisors

At the invitation of the Board, members of senior management may attend Board meetings or portions of meetings for the purpose of presenting matters to the Board and participating in discussions. Directors also have full and free access to other members of management and to employees of the Company.

The Board has the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions. Each of the Audit, Corporate Governance and Nominating, and Compensation Committees has similar authority to retain outside advisors as it determines appropriate to assist it in the performance of its functions.

5.    Director Compensation; Stock Ownership Guidelines

The Corporate Governance and Nominating Committee annually reviews the compensation of directors. Director compensation is set by the Board based upon the recommendation of the Committee. Non-management directors receive a combination of cash and equity compensation for service on the Board.

Directors are expected to own stock in the Company in an amount that is appropriate for them.

6.    Succession Planning

The Board plans for succession to the position of Chairman and CEO as well as certain other senior management positions. The CEO reports to the Board periodically on succession planning and management development and provides the Board with recommendations and evaluations of potential successors. The Chairman and CEO also makes available to the Board, on a continuing basis, recommendations regarding who should assume the position of Chairman and CEO in the event that he or she becomes unable or unwilling to perform the duties of this position.

7.    Formal Evaluation of the CEO

The Compensation Committee is responsible for setting annual and long-term performance goals for the CEO, evaluating the CEO’s performance against those goals, and recommending the CEO’s compensation to the independent directors for approval. Both the goals and the evaluation are submitted for consideration by the independent directors meeting in executive session. The results of the evaluation are shared with the CEO and used by the Compensation Committee in considering the CEO’s compensation, which is approved by the independent directors meeting in executive session.

8.    Director Orientation and Continuing Education

The Company has an orientation process for Board members that is designed to familiarize new directors with the Company’s business, operations, finances, and governance practices. The Board encourages directors to participate in education programs to assist them in performing their responsibilities as directors.

9.    Annual Performance Evaluations

The Board conducts an annual self-evaluation to assess its performance. The Audit, Corporate Governance and Nominating, and Compensation Committees conduct annual self-evaluations to assess their performance. The ability of individual directors to contribute to the Board is considered in connection with the renomination process.

The Corporate Governance and Nominating Committee is responsible for developing, administering and overseeing processes for conducting evaluations.

Attachment A to Annex A

An “independent” director is a director whom the Board of Directors has determined has no material relationship with K2 Inc. or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1.	the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2.	(a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member of the director was in the past three years (but is no longer) a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3.	the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4.	the director, or a member of the director’s immediate family, has received during any 12-month period in the past three years, any direct compensation from the Company in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5.	the director is a current executive officer or employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6.	the director is an executive officer of a non-profit organization to which the Company makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (Amounts that the Company contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.).

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from K2 Inc. or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with K2 Inc.; or (b) is an “affiliated person” of K2 Inc. or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

ANNEX B

K2 Inc.—Audit Committee Charter

Revised and Adopted by the Board of Directors as of February 11, 2005

This charter, as amended from time to time, shall govern the operations of the Audit Committee of K2 Inc. (the “Company”). The primary purpose of the committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities relating to: (1) management’s conduct of the Company’s financial reporting process and the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the outside auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and the Company’s outside auditors. The committee also prepares the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

Organization and Qualifications

The committee shall be appointed by the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee and shall be comprised of at least three independent directors, including one chair. For purposes hereof, the term “independent” shall mean a director who meets the independence requirements of the New York Stock Exchange applicable to directors and audit committee members, as determined by the Board.

All committee members, as determined by the Board of Directors in its business judgment, shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member, as so determined by the Board of Directors, shall have accounting or related financial management expertise.

The committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the committee shall determine. The committee shall meet separately in executive sessions, periodically, with management, internal audit and the outside auditors. The committee shall report regularly to the full Board of Directors with respect to its activities.

The committee is empowered to investigate any matter it deems appropriate with full access to all books, records, facilities, and personnel of the Company. The committee shall have the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions. The committee shall receive appropriate resources from the Company, as determined by the committee, for the payment of compensation to any such advisors and for the payment of ordinary administrative expenses necessary or appropriate in carrying out the committee’s duties.

Responsibilities and Processes

The committee shall follow such procedures and policies as it deems appropriate, and its specific duties and responsibilities shall include, without limitation, the following:

1.	The committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the outside auditors. In this regard, the committee shall appoint and retain, subject to ratification by the Company’s shareholders, evaluate, and terminate when appropriate, the outside auditors, which shall report directly to the committee.

2.

The committee shall request or obtain and review, at least annually, a report by the outside auditors describing the outside auditors’ internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.

3.	The committee shall approve in advance all audit and permissible non-audit services to be provided by the outside auditors, and shall establish policies and procedures for the engagement of the outside auditors to provide audit and permissible non-audit services, which shall provide, among other things, for delegation to one or more committee members of authority to pre-approve such services.

4.	The committee shall request annually from the outside auditors, a formal written statement delineating all relationships between the outside auditors and the Company consistent with Independence Standards Board Standard No. 1 and shall discuss any disclosed relationships and their impact on the outside auditors’ independence.

5.	The committee shall review and discuss with the outside auditors the scope of the audit, the results of the annual audit examination, and any difficulties the auditors encountered in the course of their audit work and management’s response.

6.	The committee shall meet to review and discuss with management and the outside auditors the annual audited and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

7.	The committee shall discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61 and Statement of Auditing Standards No. 100.

8.	The committee, based upon the reviews and discussions noted above, shall make a recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report to the SEC on Form 10-K.

9.	The committee shall discuss with management, internal audit and the outside auditors the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures.

10.	The committee shall review and discuss earnings press releases and discuss the Company’s practices with respect to: (a) earnings press releases; and (b) financial information and earnings guidance provided to analysts and ratings agencies.

11.	The committee shall review and discuss the Company’s practices with respect to risk assessment and risk management.

12.	The committee shall assist the Board in its oversight with respect to legal and regulatory requirements and review the Company’s Code of Business Conduct and Ethics to monitor compliance with the Code.

13.	The committee shall establish and oversee procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

14.	The committee shall establish policies for the hiring of employees and former employees of the outside auditors.

15.	The committee shall evaluate its performance annually, and shall review and reassess the adequacy of this charter annually and recommend any changes believed to be appropriate to the Board of Directors.

B-2

PROXY	PROXY

K2 INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RICHARD J. HECKMANN, DUDLEY W. MENDENHALL and MONTE H. BAIER, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in K2 INC. at the Annual Meeting of Shareholders to be held on May 12, 2005 and at any adjournment or postponement thereof as set forth below:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election of directors and FOR proposals 2.					Please mark your votes as indicated in this example ☒
1. ELECTION OF DIRECTORS		FOR	WITHHELD
Nominees:	01.-AlfredE. Osborne, Jr.		FOR ALL
	02.-Dan Quayle 03.-Edward F. Ryan	☐	☐		Dated: ,2005
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)					Signature Signature

		FOR	AGAINST	ABSTAIN
2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS		☐	☐	☐
INDEPENDENT AUDITORS FOR 2005.					Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian,
3. UPON OR IN CONNECTION WITH THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.					please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
YOUR VOTE IS IMPORTANT!
PLEASE MARK, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Mark this box with an X if you have made changes to your name or address details to the left.

☐

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